CNX Center 1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

Telephone (724) 485-4000

March 29, 2018

To: Shareholders of CNX Resources Corporation

CNX Resources Corporation (NYSE: CNX) has been a leader and innovator in the energy industry throughout its 154-year history. From our humble beginnings in 1864, we have embraced change and transformed ourselves many times. Through the Mellon family’s consolidation of the coal estate in Appalachia (later Consolidation Coal Company and CONSOL Energy) and John D. Rockefeller’s consolidation of the natural gas estate in the same footprint (giving rise to Consolidated Natural Gas and later Dominion Resources), the corporate genealogy of today’s CNX affords our company a unique legacy and asset base.

Through the years, we have proactively sought out opportunities to transform and improve the company. And we took several steps to transform ourselves once again in 2017. These transformative transactions differentiate and solidify CNX’s position as a leading pure-play natural gas E&P company, unifying much of what Mellon and Rockefeller began generations ago, and set us on a path toward fully realizing the intrinsic value of our storied company.

The mindset and culture that we referenced in last year’s annual letter extended into 2017 and served as the foundation for optimizing the allocation of capital and human resources to enhance the long-term net asset value (NAV) per share of the company.

Our mission is to empower our team to embrace and drive innovative change that creates long-term per share value for our investors, enhances our communities and delivers energy solutions for today and tomorrow.

We continue to believe strongly in this philosophy and do not view CNX simply as an E&P company; rather, we are a capital allocation firm with a vast E&P opportunity set. Our overarching goal has been and continues to be to focus on differentiated metrics such as EBITDA per share, while employing a nontraditional approach to creating long-term per share value.

As a complement to our Analyst and Investor Meeting on March 13, 2018, as well as our year-end earnings release and investor call, this letter briefly reviews our accomplishments in 2017 and reiterates our underlying principles--the same principles as last year--which guide our strategy, tactics and decision-making, providing you with a clear understanding of CNX’s goals and objectives and demonstrating how this philosophy will continue to guide us moving forward and help us to distinguish CNX from others in the energy industry.

Another Pivotal Year

In 2017, CNX (formerly CONSOL Energy) strategically repositioned itself through the spin-off of its coal business, so that CNX can now focus exclusively on the exploration and production of natural gas. The spin-off transaction, which was the culmination of a strategy over a decade in the making, created two new companies, each focused on its own line of business, enabling the much more efficient allocation of capital by both companies. CNX is now a premier, pure-play natural gas E&P company with (i) a significant Marcellus and Utica Shale legacy acreage position, (ii) a low-cost structure, and (iii) a unique stacked pay opportunity.

From the date of the separation on November 28, 2017 through March 14, 2018, the combined stock price (gas and coal) has increased by 24%--an increase in value that begins to validate the strategy that we announced early last year.

Several other important accomplishments in 2017 included the following:

●	Signing an agreement to acquire Noble Energy’s interest in CONE Gathering. This transaction, which closed on January 3, 2018, provides CNX with: (i) 100% control of CNX Midstream Partners LP (NYSE: CNXM), a master limited partnership that provides gathering services to CNX and third parties, (ii) the long-term midstream solution for our stacked pay development strategy, and (iii) a vehicle to lower CNX’s cost of capital;

●	Repurchasing CNX stock in the amount of $103 million (or 6,410,900 shares) at an average price of $16.08 per share;

●	Decreasing average operating costs by 3.9% ($0.09 per Mcfe), or $2.23 per Mcfe in 2017 compared to $2.32 per Mcfe in 2016;

●	Increasing average operating margin by 38.7%;

●	Increasing proved reserves to 7.6 Tcfe, 20.6% higher than 2016;

●	Increasing total gas production to 407.2 Bcfe, 3.2% higher than in 2016;

●	Effectuating approximately $239 million of debt repurchases;

●	Reducing CNX’s leverage ratio (net debt/earnings before interest, taxes, depreciation and amortization (EBITDA)) from 3.9x as of year-end 2016 to 2.5[1]x as of year-end 2017;

●	Utilizing massive amounts of data from our legacy acreage position and participation in third party wells to perform advanced earth modeling, predictive analytics, and rate transient analysis to determine well locations, drilling and completion design, EURs and, ultimately, forecast rates of return, enabling us to drill our best wells first; and

●	Adopting short-term and long-term incentive compensation programs for CNX’s management team focused on adjusted EBITDA per share and absolute and relative stock price performance further aligning management’s interests with those of our shareholders.

You can start to see in our 2017 accomplishments the results of commitment to invest capital where we can realize our highest rates of return--whether that is in the drill bit, share repurchases or debt reduction--while maintaining a leverage ratio of 2.5x. We believe this philosophy will continue to drive per share value creation in 2018 and beyond. Moreover, in 2018, we are making more significant investments in our Marcellus-Utica stacked pay strategy, further differentiating us from our peers.

We are more excited about the future opportunity set for CNX than ever before.

Guiding Principles (Year-After-Year)

Entering 2018, we will continue to methodically execute on our strategy and deliver value to our shareholders. In the spirit of long-term partnership, the company’s board of directors and management team are focused on managing CNX according to the following three essential principles:

1.	Optimizing long-term per share returns for our shareholders

The board of directors and management team remain highly focused on managing the company to maximize long-term NAV per share. We will continue to unlock the intrinsic value of our best-in-class assets, including further delineating the dry Utica in Central Pennsylvania and Southwestern Pennsylvania, which will drive NAV growth.

We also believe that our steadfast commitment to best-in-class safety, environmental compliance and employee diversity increases efficiencies, reduces cost and improves margins, all of which are important drivers of long-term NAV per share.

2.	Efficiently and prudently allocating capital

In pursuit of our second principle, we focus on improving capital efficiency by systematically earmarking capital dollars to the highest rate of return investment opportunities.

(1)	Last quarter annualized leverage ratio: year-end 2017 leverage ratio of 2.5x based on Q4 2017 EBITDA, annualized to reflect post-spin E&P performance.

The key components of our capital allocation strategy include:

●	Methodical execution driving high internal rates of return (IRR) on exploration & development projects including basin disruption through stacked pay development.

●	Top tier balance sheet strength to drive capital optionality (including a targeted 2.5 times leverage ratio, a robust hedge book and firm transportation strategy, and selected asset monetizations).

●	Opportunistic share count reduction (as referenced below).

●	CNXM 15% distribution growth stability and drop inventory optionality.

We are focused on achieving portfolio-level aggregate returns well above our weighted average cost of capital, which will drive NAV per share, while maintaining top-tier balance sheet metrics. Our focus on increasing NAV per share, driven by our capital allocation framework, is reflected in a number of operational and strategic decisions made over the last two years:

3.	Seizing opportunities as a pure play E&P company

In the near term, our primary focus is on delivering targeted adjusted EBITDAX per share, while continuing to monetize non-core assets and maintain our leverage ratio to provide capital allocation flexibility. Over the next few years, however, we will be guided by the following specific strategies and tactics:

●	Capital. Our process for allocating capital will continue to be rigorous and methodical. We will weigh all alternatives, focusing on those projects that generate the highest risk-adjusted returns, resulting in prudent growth of production. To guide us, we intend to maintain and adhere to a minimum hurdle rate that provides a conservative cushion above our cost of capital for all capital allocation decisions. This generally means a target IRR of 20% or greater. In modeling these returns, we will continue to be consistently conservative as illustrated by employing pricing assumptions that are always at or below the NYMEX strip.

●	Adjusted EBITDAX. Our goal is to achieve our targeted current adjusted EBITDAX (adjusted earnings before interest, taxes, depreciation, amortization and exploration expenses) guidance of $825M - $850M2 for 2018. To do so, we will continue to focus on improving our capital efficiency and reducing exploration and development costs. Our capital allocation decision-making process will continue to prioritize the highest rate of return investment opportunities.

●	Stock Repurchases. We will continue to focus on opportunistic stock repurchases when there is a disconnect between our stock price and our NAV per share that allows such buybacks at attractive returns. This is an important long-term component in increasing value per share. As of March 8, 2018, we have repurchased approximately $160 million (more than 10 million shares) of CNX stock. We expect to continue our previously announced share buyback program under our one-year $450 million authorization as market conditions opportunistically provide attractive returns on additional repurchases.

●	Strategic Transactions. We plan to continue to refine our process for methodically assessing merger and acquisition opportunities, most importantly, potential bolt-on or tuck-in strategic acquisitions in the Appalachian Basin. We will look at mergers and acquisitions only when they offer returns that are compelling relative to all other capital allocation options.

(2)	The company is unable to provide a reconciliation of projected Adjusted EBTIDAX to projected operating income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing, and potential significance of certain income statement items.

●	Low Costs. We believe in a streamlined corporate office and in the power of autonomy for business units. We also believe in the never-ending process and power of zero-based budgeting and will continue to reduce costs at corporate headquarters and our business units where we seek to maintain a low-cost position relative to our peer group.

●	Hedging. We continue to follow a robust and programmatic hedging strategy that differentiates CNX from its peers. We will truly lock in our returns by employing a “total” hedge strategy, that hedges both NYMEX and basis. With PDP volumes effectively hedged for the next five years, recent and ongoing hedged volumes support our current year capital investment program.

●	Compensation. We remain committed to compensation programs that align management interests with short- and long-term shareholder returns.

●	Investors. We actively seek long-term investors and have designed an Investor Relations program to attract them. We strive to provide transparent views on the key performance metrics that impact our NAV per share. We have streamlined our approach to Investor Relations, focusing on a smaller number of more meaningful interactions with the investment community.

●	Guidance. We will continue to be thoughtful about our approach to operational and financial guidance, in order to allow investors to more accurately model our company.

As noted above, our focus on rates of return and adjusted EBITDAX per share growth will continue to strengthen our balance sheet and cash generation. As we progress throughout 2018, we believe our strategy will differentiate us from our peer group and guide our path forward to realize per share value for our investors.

Thank you for your investment in CNX. We take very seriously our obligation to be good stewards of the capital entrusted to us by our owners. Thank you for your trust and partnership. We think the future is bright.

Will Thorndike	Nick DeIuliis
Chairman of the Board of Directors	President and Chief Executive Officer
CNX Resources Corporation	CNX Resources Corporation

Cautionary Statements

This letter contains forward-looking statements, estimates and projections within the meaning of the federal securities laws. Statements that are not historical are forward-looking and may include our operational and strategic plans; estimates of gas reserves and resources; projected timing and rates of return of future investments; and projections and estimates of future production, revenues, income and capital spending. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements, estimates and projections. Investors should not place undue reliance on forward-looking statements as a prediction of future actual results. The forward-looking statements in this letter speak only as of the date hereof; we disclaim any obligation to update the statements, and we caution you not to rely on them unduly. Specific factors that could cause future actual results to differ materially from the forward-looking statements are described in detail under the captions “Forward Looking Statements” and “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2017 filed with the SEC, as supplemented by our quarterly reports on Form 10-Q. Those risk factors discuss, among other matters, pricing volatility or pricing decline for natural gas and NGLs; our operational relationship with other parties, including midstream facilities; operational risks relating to pipeline systems, drilling natural gas wells, and customer interactions; the impact of laws and regulations on our business and industry; competitive and economic concerns; risks associated with our debt and hedging strategy; our ability to acquire economically recoverable natural gas reserves; challenges associated with strategic determinations, including the allocation of capital to strategic opportunities; and our development and exploration projects, as well as CNXM’s midstream system development.